UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2020

Outlook Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	OTLK	The Nasdaq Stock Market LLC
Series A Warrants	OTLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

Item 1.01	Entry into a Material Definitive Agreement

Warrant Amendment

On January 27, 2020, Outlook Therapeutics, Inc. (the “Company”) entered into an agreement (the “Warrant Amendment”) to amend the exercise price of its outstanding Warrants to Purchase Common Stock dated as of October 31, 2017, May 14, 2018, and June 8, 2018 (each a “Warrant” and collectively, the “Warrants”) to acquire an aggregate 4,657,852 shares of the Company’s common stock, par value $0.01 per share the (“Common Stock”), all of which are held by BioLexis Pte. Ltd. (formerly known as GMS Tenshi Holdings Pte. Limited) (“BioLexis”), the Company’s controlling stockholder. As previously disclosed, the Warrants were issued to BioLexis in private placements that were exempt from the registration requirements pursuant to Rule Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (“the Securities Act”).

Pursuant to the Warrant Amendment, the exercise price of the Warrants was reduced to $0.232 per share and BioLexis agreed to promptly exercise the Warrants for cash, and in any event, within five business days. On January 29, 2020, BioLexis exercised the Warrants in full for cash payment of approximately $1.1 million, and the Company issued BioLexis 4,657,852 shares of Common Stock in accordance with the amended terms. Prior to Amendment, the Warrants had exercise prices ranging from $7.20 to $7.80 per share (as adjusted to reflect the Company’s March 2019 reverse stock split).

The foregoing description of the Warrant Amendment is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Agreement to Amend Series A-1 Convertible Preferred

On January 27, 2020, the Company entered into an agreement with BioLexis (the “Series A-1 Amendment Agreement”), whereby the Company agreed to seek stockholder approval of the Certificate of Amendment of the Certificate of Designation of the Series A-1 Preferred Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred”), and the issuance of Common Stock pursuant to such amended terms, and BioLexis agreed to promptly convert its shares of Series A-1 Preferred pursuant to such amended terms, and in any event, within five business days of stockholder approval thereof. As previously disclosed, BioLexis originally acquired the shares of Series A-1 Preferred in a transaction exempt from the registration requirements pursuant to Section 3(a)(9) and Section 4(a)(2) under the Securities Act.

As proposed in the Certificate of Amendment of the Certificate of Designation of the Series A-1 Preferred, the effective conversion rate will be increased from the current $18.89797 per share to $431.03447263 per share, which, if approved, would result in 29,358,621 shares issuable upon conversion of the 68,112 shares of Series A-1 Preferred outstanding (rather than 1,287,178) (or an effective conversion rate of $0.232 per share).  The proposed terms also clarify that while the Series A-1 Preferred vote on an as-converted basis, they will use a modified conversion rate of $111.982082867 per share, resulting in approximately 112 votes per share (or an effective price per share of $0.893, the “Minimum Price” on January 27, 2020) in order to comply with applicable Nasdaq rules, an increase over the current approximately 19 votes per share.

The foregoing description of the Series A-1 Amendment Agreement is a summary of the material terms of such agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A-1 Amendment Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Transactions with MTTR LLC

On January 27, 2020, the Company and MTTR LLC (“MTTR”) entered into a termination agreement and mutual release (the “Termination Agreement”) to terminate the strategic partnership agreement for the Company’s ONS-5010 product candidate by and between the Company and MTTR. Pursuant to the Termination Agreement, the Company agreed (x) to issue to the four principals of MTTR (who include two of the Company’s named executive officers, Messrs. Dagnon and Evanson), an aggregate of 7,244,739 shares of Common Stock, subject to stockholder approval, (y) to enter into consulting agreements with each of the four principals setting forth the terms of his respective compensation arrangement, and (z) to pay MTTR a one-time settlement fee of $110,000, upon effectiveness of the Termination Agreement. The Termination Agreement is effective upon stockholder approval of the share issuance.

As contemplated by the Termination Agreement, on January 27, 2020, the Company also entered into consulting agreements directly with each of the four principals of MTTR setting forth the terms of his respective compensation arrangement, as well as providing for certain transfer restrictions and repurchase rights applicable to the shares of our common stock to be issued pursuant thereto (each a “Consulting Agreement” and together, the “Consulting Agreements”). The Consulting Agreements are effective upon stockholder approval of the share issuances contemplated thereby.

The Consulting Agreements with each of Messrs. Dagnon and Evanson provide for the payment of a monthly fee for services during the term of each agreement ($25,000 for 20 hours per week), and the issuance of 1,207,457 shares to each of Messrs. Dagnon and Evanson, subject to stockholder approval.  The Company also agreed to issue, subject to stockholder approval, an aggregate of 4,829,825 shares to the other two principals of MTTR, Dr. Mark Humayun and Mr. Tony Moses. All of the shares to be issued to the MTTR principals, including Messrs. Dagnon and Evanson are subject to lock-up restrictions such that they may not be sold until the earlier of (i) six months following FDA approval of ONS-5010, (ii) the date the Company publicly announces not to pursue development of ONS-5010, (iii) a “Change of Control” as defined therein or (iv) January 2025, subject to limited exceptions, including a pro rata exception if BioLexis disposes of any of its shares to an unaffiliated third party for consideration.  The Company also has the right to repurchase such shares for $0.01 per share if the consultant terminates his agreement other than for good reason (as defined therein), or the Company terminates the agreement for cause (as defined therein).  The repurchase right also lapses in tiered percentages (15%-40%) tied to completion of enrollment of the Company’s NORSE 2 clinical trial of ONS-5010 by certain dates. It also lapses as to 50% or 100% of the shares if the Company enters into agreements pertaining to ONS-5010 that meet certain value thresholds or the Company’s share price meets certain predefined targets. The repurchase right also lapses as to 100% of the shares upon the earliest to occur of (i) filing of the biologics license application for ONS-5010, (ii) termination of the agreement by the consultant for good reason (as defined therein) or by the Company other than for cause (as defined therein), (iii) in the event of disability (as defined therein), or (iv) upon a “Change of Control” as defined therein.

The Company intends to rely on the exemption from registration requirements provided in Section 4(a)(2) of the Securities Act for the issuance of the Common Stock to the MTTR principals.

The foregoing descriptions of the Termination Agreement and the Consulting Agreements are summaries of the material terms of such agreements, do not purport to be complete and are qualified in their entirety by reference to the full text of the Termination Agreement and the Consulting Agreements with Messrs. Dagnon and Evanson, which are filed as Exhibits 10.3, 10.4, and 10.5, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Amendment to the Senior Notes

On December 20, 2019, the Company issued senior secured convertible notes having an aggregate principal amount and accrued interest of $7.3 million (the “Notes”) pursuant to an Exchange Agreement dated December 20, 2019. The Notes are convertible into shares of Common Stock beginning April 1, 2020, at a conversion price per share equal to 90% multiplied by the average of the two lowest closing bid prices during the 20 trading days immediately preceding the applicable conversion. On January 29, 2020 the Company entered into a global amendment of the Notes (the “Notes Amendment”) to provide that any such conversion is subject to a floor price of $0.232, which is 20% of the “Minimum Price” (as defined in the Nasdaq Listing Rules) on December 20, 2019 under applicable Nasdaq rules. The Company also agreed that if the conversion price does not exceed the floor price for 20 consecutive trading days, then the Company is required to make a cash redemption equal to $350,000; but no more than once per calendar month, and no trading day shall be counted in more than one 20 consecutive trading day period.

The foregoing description of the Notes Amendment is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Notes Amendment, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 5.02.

Item 8.01	Other Information

On January 28, 2020, the Company issued a press release regarding the Warrant Amendment, the Series A-1 Amendment Agreement, the Termination Agreement and the Consulting Agreements, which is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Warrants to Purchase Common Stock between the Company and BioLexis Pte. Ltd., dated as of January 27, 2020.
10.2	Agreement to Amend Series A-1 Convertible Preferred between the Company and BioLexis Pte. Ltd., dated as of January 27, 2020.
10.3	Termination Agreement and Mutual Release between the Company and MTTR LLC, dated as of January 27, 2020.
10.4**	Consulting Agreement between the Company and The Dagnon Group LLC (Dagnon), dated as of January 27 2020.
10.5**	Consulting Agreement between the Company and Scott Three Consulting, LLC (Evanson), dated as of January 27, 2020.
10.6	Global Amendment, dated as of January 29, 2020.
99.1	Press release dated January 28, 2020.

**	Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.

Date: January 31, 2020	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer